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                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 28th day of October, 1999, between Colonial Direct Financial Group, Inc., ("Employer" or "The Company"), a Delaware corporation ("Employer"), and Rodney G. Smith, an individual ("Employee" or "You").

Employer is a corporation which, through its subsidiaries is engaged in the securities and related businesses throughout the United States from its principal office location at 1499 W. Palmetto Park Road, Suite 312, Boca Raton, Florida 33486 (the "Office"). Employer wishes to employ Employee to provide certain services to Employer and Employee is willing to be employed by Employer to render such services, all in accordance with the terms and conditions specified below and in accordance with all applicable federal and state statutes, rules and regulations then in effect.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Engagement. Employer does hereby employ and engage Employee as President of the Company and Employee does hereby accept and agree to such employment and engagement.

2. Term. Except as otherwise provided herein, the term of this Agreement shall be for a period of two (2) years (the "Initial Term"), and thereafter eligible for renewal in the sole discretion of Employer for an additional term of one
(1) year unless earlier terminated as provided for herein.

3. Compensation:

     3.1 Base Salary. Employer shall pay Employee, and Employee agrees to accept from Employer as payment in full for Employee's services hereunder, a base salary of $290,000 per year (the "Base Salary"), payable in accordance with the regular payroll of Employer during the term of this Agreement.

     3.2 Bonus Beginning Year 2000 In addition to such Base Salary, Employee shall be entitled to participate in any management bonus program established for senior executives of the firm, such bonus to be in an amount to be determined by the Board of Directors or a committee thereof. Such bonus shall be calculated and payable not less than 90 days after the end of Employer's fiscal year. A bonus pool will be established for the position of the President, of which you will participate with the Chairman and Vice Chairman.

     3.3 Stock Options. Effective upon commencement of employment, Employee shall be granted Stock Options to purchase 93,542 shares of Common Stock at $6.00. In addition, Employee will be eligible for future option grants from any option program created for the benefit of its employees, in such amount as is determined by the Board of Directors or such committee appointed thereby.

     3.4 1999 Year End Bonus. $50,000 to be paid within 30 days after 01/01/00.



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4. Vacation. Employee shall be entitled to an annual vacation, without loss of compensation, in accordance with Employer's existing vacation schedule. Vacation scheduling shall be coordinated with Employer and in accordance with established Office procedures so as not to disrupt the continuity of the business. Accrued vacation not taken at the end of the year in which days have been accrued automatically will be forfeited.

5. Health Benefits and Retirement Plans. Employee shall be entitled to participate in such health benefits and retirement plans as are made available by Employer to its employees on a usual and customary basis. See attachment.

6. Confidential Information. Employee acknowledges and agrees that he will have access to certain confidential information of the Employer and that such information constitutes valuable, special and unique property of Employer. Employee further acknowledges and agrees that Employee will not, at any time during or after the term hereof, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, the terms and conditions of this Agreement or any information of any kind, nature or description concerning any matters affecting or relating to the business of the Employer ("Confidential Information").

7. Client Information. Employee agrees that (i) all client names, addresses, telephone numbers, files, and records (collectively, "Client Records") are and shall remain in the custody and control of Employer, and, except as necessary and permitted for purposes directly related to the operation of the Office or proper client service, or as authorized and required by law or client consent, Employee shall not remove, copy, transfer, or transmit to any person, natural or corporate, any Client Records at any time; and (ii) an actual or attempted violation of any provision of this Section by Employee, either directly or indirectly, shall be grounds for immediate termination of this Agreement.

Employee recognizes and agrees that a violation of any of the provisions contained in this Section may cause irreparable damage to Employer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Employer shall be entitled to any injunction without the necessity of posting bond therefor in order to restrain any further violation of such provision. Such right to an injunction shall be in addition to, and not in limitation of, any other rights and remedies Employer may have against Employee, including, but not limited to, the recovery of damages. The terms and conditions of this Section shall survive termination of this Agreement.

8. Non-Competition Agreement. Employee agrees that during the term of this Agreement and for a period of one (1) year thereafter, Employee shall not directly or indirectly compete with the business of Employer, or own, directly or indirectly, any part of or become the employee of, or otherwise render services to, any enterprise which directly or indirectly competes with the business of Employer.

9. Covenant Not To Solicit. Employee agrees that, during the term of this Agreement and for a period of one (1) year thereafter, Employee shall not (i) solicit, encourage or advise clients serviced during the term of this Agreement at the Office (any other office location at which Employer operates during the term of this Agreement) to obtain or seek service from any entity other than Employer, or (ii) solicit, encourage or advise any employees of Employer to terminate employment with Employer for any reason whatsoever. Employee recognizes and agrees that the limitations set forth in this Section


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and Section 8 are reasonable and necessary for the protection of the goodwill of the business of Employer. Employee further recognizes and agrees that a violation of any of the provisions contained in either section will cause irreparable damage to Employer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Employers shall be entitled to an injunction without the necessity of posting bond thereof in order to restrain any further violations of such provision. Such right to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Employer may have against Employee, including, but not limited to, the recovery of damages. As used herein, the term "client" shall include any and all clients services at the office, or any other office location at which Employer operates during the term of this Agreement. The terms and conditions of this Section and
Section 8 shall survive termination of this Agreement.

10. Representations and Warranties. Employee represents and warrants that he (i) is not subject to any restriction that would prohibit entering into this Agreement, is fully able to perform each of the terms, conditions and covenants hereof, and is not restricted or prohibited from entering into or performing any of the terms or conditions hereof; and (ii) is able to execute and perform under this Agreement without violating or breaching any agreement between Employee and any other person or entity.

Employee acknowledges and agrees that the truth and accuracy of the representations and warranties contained herein constitute a condition precedent to Employer's obligation to provide compensation pursuant to the terms and conditions of this Agreement.

11. Indemnity. Employee hereby agrees to indemnify, defend and hold Employer harmless from and against any and all costs, losses, claims, demands and liabilities, including reasonable attorneys' fees and costs, which arise out of or relate to any breach by Employee of any of the terms or conditions of this Agreement; any negligent or intentional wrongful act of Employee; any act or omission of Employee which constitutes negligence; or any other act of Employee not authorized under the terms of this Agreement. If Employer or any of its shareholders or affiliates is made a party to any litigation or obligation or otherwise incurs any loss or expense as a result of Employee's activities unconnected with Employer's business at the Office, Employee shall forthwith upon demand reimburse Employer or such individuals for any and all expenses incurred as a result thereof. The terms and conditions of this Section shall survive termination of this Agreement.

12. Termination by Employer. Employer shall have the right to terminate Employee's employment at any time, for any reason, with or without cause, on thirty (30) days prior written notice. Cause shall be defined as (i) the death or incapacity of Employee for a period of more than 30 consecutive days, (ii) a material failure of Employee to discharge his employment obligation as reasonably directed by Employer, (iii) conduct by Employee which is violative of law or which involves moral turpitude, or (iv) fraud, embezzlement or theft by Employee of funds belonging to Employer or its subsidiaries. In addition, Employer may terminate Employee's employment hereunder forthwith upon, or at any time after, an event of material nonperformance of Employee's duties as an Employee for whatever reason, including Employee's disability for which Employer can make no reasonable accommodation. The term "disability" shall mean, for purposes of this Agreement, the inability of Employee to perform full-time regular duties as contemplated hereunder on account of a physical or mental condition for a period of 30


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consecutive days, but shall exclude infrequent and temporary incapacity due to ordinary illness.

     12.1 Severance. In the event the Term is not renewed, Employee shall be paid a severance payment amount equal to 50% of his then current Base Salary and his accrued but unpaid bonus over the one year period following such termination. If the Employee is terminated without cause, then Employee will be paid the balance of the contract. If however Employee voluntarily terminates this Agreement in accordance with Section 13, or is otherwise terminated for cause, he shall receive no severance benefits. A termination without cause shall automatically extinguish the non-compete and non-solicitation provisions of Sections 8 and 9 above.

13. Termination By Employee. Employee may not terminate this Agreement prior to the end of the Initial Term. Thereafter, Employee may terminate this Agreement on thirty (30) days' prior written notice.

14. Entire Agreement; Amendment. Except as otherwise stated herein, this Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, arrangements and understandings. This agreement may only be amended by the mutual written consent of Employer and Employee.

15. Waiver. No waiver or modification of this Agreement or any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the parties hereto, and no evidence of any waiver or modification shall affect this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed by the parties hereto. The parties hereto further agree that the provisions of this Section may not be waived except as herein set forth.

16. Assignment. Employee may not assign or delegate any rights, duties or obligations established herein without the prior written consent of Employer, which consent may be withheld in Employer's sole and absolute discretion. Employer may assign this Agreement, in whole or in part, in its sole and absolute discretion without the consent of Employee.

17. Notices. All notices or other communications required or permitted hereunder shall be sent in writing to the address as set forth herein.

18. Jurisdiction/Governing Law. The parties hereto submit to the jurisdiction of the courts of the State of Florida for the purpose of resolution of any and all disputes which arise out of, or are related to, this Agreement of an alleged breach thereof. This Agreement and performance hereunder shall be construed and enforced, and all actions or proceedings arising out of or related hereto shall be conducted in accordance with the laws of the State in which such services are rendered.

19. Survival. The provision set forth in Sections 6, 7, 8, 9, 10, and 11 of this Agreement shall survive expiration or termination of this instrument.

IN WITNESS WHEREOF, the parties hereto have executed this instrument, or caused its execution by a duly authorized officer, all as of the day and year first above written.

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"EMPLOYER"
 Colonial Direct Financial Group, Inc.

By:       /s/ Ben Lichtenberg
          --------------------------
Name:     Ben Lichtenberg
Title:    Vice Chairman
Address:  1499 W. Palmetto
          Boca Raton, FL


"EMPLOYEE"

Name:      /s/ Rodney G. Smith
           --------------------------
Signature: Rodney G. Smith
Address:   21443 Sweetwater Lane
           Boca Raton, FL 33428
SS#:       ###-##-####